SCHEDULE 14A
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


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    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-12

                           Forest Laboratories, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Carl C. Icahn
                            Dr. Alexander J. Denner
                              Dr. Richard Mulligan
                          Professor Lucian A. Bebchuk
                                Dr. Eric J. Ende
                                   Mayu Sris
                               Icahn Partners LP
                         Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                      Icahn Partners Master Fund III L.P.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                Icahn Onshore LP
                               Icahn Offshore LP
                               Icahn Capital L.P.
                                   IPH GP LLC
                        Icahn Enterprises Holdings L.P.
                          Icahn Enterprises G.P. Inc.
                                 Beckton Corp.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

On August 7, 2011, Icahn Capital LP received a letter (the "Conflicts Letter") from Arnold & Porter LLP, its antitrust counsel, regarding its antitrust analysis of the service on the Forest Labs' board of directors by Dr. Denner and Dr. Mulligan. In the Conflicts Letter, Arnold & Porter concludes that the contention by Forest Labs that the current or likely competition between Biogen and/or Amylin and Forest precludes simultaneous service on these boards is "without merit."

The foregoing description of the Conflicts Letter is qualified in its entirety by the copy of the Conflicts Letter which is filed herewith.

ON JULY 19, 2011, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ALEXANDER J. DENNER, DR. RICHARD MULLIGAN, PROFESSOR LUCIAN A. BEBCHUK, DR. ERIC J. ENDE, MAYU SRIS, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2011 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLLFREE: (800) 697-6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550.

                                  [LETTERHEAD]
                              ARNOLD & PORTER LLP

                                                       WILLIAM J. BAER
                                                       William.Baer@aporter.com
                                                       +1 202.942.5936
                                                       +1 202.942.5999 Fax
                                                       555 Twelfth Street, NW
                                                       Washington, DC 20004-1206

                                 August 7, 2011

VIA E-MAIL
----------
Icahn Capital LP
767 Fifth Avenue
New York, New York 10153

                 Proposed Board Members for Forest Laboratories

To Whom it May Concern:

     You have asked for our views regarding an issue that has been raised with respect to the eligibility of two individuals - Dr. Alexander J. Denner and Dr. Richard Mulligan - to serve as board members for Forest Laboratories, Inc. ("Forest"). Specifically, both Dr. Denner and Dr. Mulligan currently sit as board members for Biogen Idec ("Biogen"), and Dr. Denner is also a board member for Amylin Pharmaceuticals ("Amylin"). Forest contends that there is current or likely future competition between Biogen and/or Amylin and Forest that would preclude these individuals' simultaneous service on the boards of both Forest and Biogen and/or Amylin. Based on the facts that you have provided to us, we believe that Forest's contention is without merit. Because Forest is not a current competitor of either Biogen or Amylin, we do not believe that either Dr. Mulligan or Dr. Denner would be disqualified from serving as a board member for Forest under applicable U.S. antitrust law, including Section 8 of the Clayton Act. Any speculative issue of future competition is easily addressed through appropriate corporate conflict of interest policies.

     BACKGROUND
     ----------
     For purposes of the conclusions in this letter, we understand from our discussions with you and our review of available information:

     - Forest does not currently market any products that compete with products currently marketed by either Biogen or Amylin.

     - There are no competitive sales between Forest on the one hand and either Amylin or Biogen on the other.

Icahn Capital LP
August 7, 2011
Page 2


     - Forest has no late stage pipeline drugs that are anticipated to compete with Amylin or Biogen products.

     - Although Forest has a Phase I diabetes drug that could at some future point several years from now potentially compete with an Amylin diabetes drug, it is not clear that - even if approved - it would actually compete with the Amylin drug. Moreover, there are already many other competitors for the Amylin diabetes drug on the market.

     ANALYSIS
     --------
     Forest appears to contend that the conflict issue with Drs. Denner and Mulligan involves the potential for future competition between Forest, on the one hand, and Biogen and/or Amylin on the other. Based on the facts provided, future competition between these companies is extremely speculative at best.
Though Forest has raised the spectre of potential future competition for business development opportunities, Forest has not identified any specific history of such competition nor any concrete suggestion of such competition in the future. As noted above, the only potential future competition that might conceivably arise relates to a Phase I diabetes drug that is in development at Forest. If approved at some distant future point, this drug could potentially compete with an existing Amylin diabetes drug. It is our understanding, however, that there are "many" competitors to the Amylin diabetes drug already on the market.

     The U.S. antitrust laws expressly address the concern Forest raises regarding directors serving simultaneously on multiple boards. Section 8 of the Clayton Act forbids interlocking directorates between two corporations, but only as to those that are currently "competitors" -- where "the elimination of competition by agreement between them would constitute a violation of any of the antitrust laws." 15 U.S.C. 19(a)(a)(1)(B). The purpose of Section 8 is to "nip in the bud incipient violations of the antitrust laws by removing the opportunity or temptation to such violations through interlocking directorates." United States v. Sears, Roebuck & Co., 111 F. Supp. 614, 616 (S.D.N.Y. 1953). However, the statute applies only in situations in which there currently exist competitive sales between the corporations in question. Even where there is some present day competition, the statute provides an exception for competition that does not exceed certain specified levels. For example, the ban on interlocking directorates does not apply in cases where the competitive sales of either corporation are less than $2.7 million. Id. at 19(a)(2). Section 8 similarly

Icahn Capital LP
August 7, 2011
Page 3


does not apply where the competitive sales of either corporation are less than 2% of that corporation's total sales, or where the competitive sales of both corporations are less than 4% of total sales. Id.

     Our understanding is that Forest does not sell any products that are in competition with products sold by either Amylin or Biogen. If Forest does not have any competitive sales with Amylin or Biogen, then Section 8 of the Clayton Act does not prohibit interlocking directorates between Forest and either Amylin or Biogen. Even if Amylin and Biogen could be viewed as "potential" competitors of Forest (e.g., based on products under development that might theoretically be sold in competition in the future), the statutory exception described above (for de minimis competitive sales) still applies.

Accordingly, we do not believe that the relevant legal precedent would support an argument by Forest that the theoretical potential for future sales from a Phase I pipeline drug could trigger the application of Section 8 to an overlap in board membership between the companies at the present time. Based on the existing precedent, Section 8 does not apply where there is no current competition between the corporations at issue. See Paramount Pictures Corp. v. Baldwin-Montrose Chemical Co., 1966 U.S. Dist. LEXIS 10596, *26 (S.D.N.Y. Jan. 24, 1966) ("Section 8 has no application to corporations which are not or have not been competitors, but may be competitors in the future.").(1)

Finally, Forest also appears to be concerned with the potential for information-sharing that could arise where the same board member sits on the
_________________________
(1) See also In the Matter of TRW, Inc., et al., 93 F.T.C. 325, 379 (1979) ("If [complaint counsel] mean that any competitive relationship may be reached by the statute - whether horizontal, vertical or potential - it seems fairly well settled that Section 8 applies only to firms which are horizontal competitors."). In an opinion generally affirming the FTC's decision in TRW, the Ninth Circuit declined to address the issue. TRW, Inc.
     v. FTC, 647 F.2d 942 (9th Cir. 1981) (expressing "no opinion about whether section 8 encompasses inter-locking directorates between corporations that are merely potential competitors."). In a 2009 speech, Commission J. Thomas Rosch of the Federal Trade Commission clearly explained that the Act does not cover "interlocks between potential competitors." Terra Incognita:
     Vertical and Conglomerate merger and Interlocking Directorate Law Enforcement in the United States at 18 (Sept. 11, 2009). While Commissioner Rosch and the Federal Trade Commission have, on occasion, raised the theory that Section 5 of the FTC Act could be used to reach interlocking directorates that are not otherwise prohibited by Section 8, no court has adopted that view.

Icahn Capital LP
August 7, 2011
Page 4


boards of Company A and Company B, where Company A is in the early stages of development for a product that could eventually compete with a Company B product. This kind of speculative potential conflict, however exists for board members at many corporations. Our understanding is that Delaware corporate counsel has advised you that any potential conflicts or concerns of this nature can be addressed by the implementation of standard conflicts and recusal policies. We agree that an appropriate conflicts and recusal policy similarly could ameliorate any information-sharing concerns that might theoretically arise from interlocking board members here.

                                                Sincerely,


                                                /s/ William J. Baer
                                                -------------------
                                                William J. Baer